Rule 424(b)(2)
                                                               File No. 33-64971


                              Public Storage, Inc.

                       Supplement Dated March 24, 1998 to
                       Prospectus Dated December 27, 1995


         The information contained in the Prospectus is supplemented by the following:

         The Company is hereby offering to acquire, through mergers into a subsidiary of the Company, the capital stock of HFAC One, Inc. and HFAC Three, Inc., which own collectively equity interests in a total of 21 partnerships. The Company is offering to issue a total of 853,700 shares of Common Stock in the mergers.